Exhibit 10.13

THERAPIX

BIOSCIENCES

Date: ______

To

Mrs./Mr.

Letter of Exculpation

The Company’s remuneration committee and the board of directors resolved on ______ and the Company’s general meeting with the requisite legal majority resolved on _____ to grant you this Letter of Exculpation in the form acceptable in the Company with respect to Officeholders, all as set forth in this Letter of Exculpation, which exempts you from any or all liability towards the Company for any damage arising from a breach of the duty of care owing to the Company (hereinafter: “the Exculpation Resolution”), excluding damage resulting from a director’s breach of the duty of care in distribution, as such term is defined in the Companies Law, 5759-1999. Therefore, we hereby inform you that as you are currently serving and/or have been serving and/or may be serving in the future as an Officeholder in the Company and/or any of its subsidiaries and/or affiliates and/or currently employed and/or were employed and/or may be employed in the future by the Company and/or any of its subsidiaries and/or affiliates, the Company hereby acknowledges and undertakes towards you, subject to the provisions of any law, as follows:

Subject to the provisions of Sections 259 and 263 of the Companies Law, 5759-1999 and any other statutory provisions in substitution thereto, the Company hereby exempts you in advance from any liability towards the Company due to any damage, directly or indirectly, sustained or to be sustained by it due to the breach of the duty of care you owe to the Company, as a result of your acts in good faith and by virtue of your employment or service as an Officeholder in the Company and/or any of its subsidiaries and/or affiliates, as applicable, from time to time, excluding a breach of the duty of care in distribution.

The Company’s undertakings under this Letter of Exculpation shall be broadly interpreted and in a manner intending to uphold them and comply, to the extent permitted under the law, with the purposes of this Letter of Exculpation. In the event of a conflict between any provision in this Letter of Exculpation and the provisions of any law which cannot be stipulated against, or which may not be amended or supplemented, such provision of the law shall prevail, but without derogating from and/or prejudicing the validity and effect of the other provisions of this Letter of Exculpation.

Nothing in this Letter of Exculpation shall be interpreted as derogating from any of the provisions of the Letter of Indemnity granted to you by the Company, if any.

“Act” or anything deriving therefrom for the purpose of this Letter of Exculpation	-	as such term is defined in the Companies Law, 5759-1999, including a resolution and/or omission, and including all your acts performed by you prior to the date of this Letter of Exculpation during the terms of your employment and/or service as an Officeholder in the Company and/or during your service as an Officeholder, employee or agent of the Company for another corporation in which the Company directly and/or indirectly holds securities.

“Officeholder“ for the purpose of this Letter of Exculpation	-	as such term is defined in the Companies Law, 5759- 1999, including any employee to whom the Company resolves to grant a Letter of Indemnity.

Therapix Biosciences Ltd.